UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): AUGUST 14, 2009

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On August 14, 2009, Morris Publishing Group, LLC (“Morris Publishing”, the "Company"), as borrower, entered into Waiver No. 10 ("Waiver No. 10"), with JPMorgan Chase Bank, N.A. as Administrative Agent under the Credit Agreement dated as of December 14, 2005 (as amended by Amendment No. 1 thereto, Amendment No. 2 and Waiver thereto, Amendment No. 3 thereto, Amendment No. 4 and Waiver No. 2 ("Waiver No. 2") thereto, Waiver No. 3 thereto, Amendment No. 5 and Waiver No. 4 ("Waiver No. 4") thereto, Waiver No. 5 thereto, Waiver No. 6 thereto, Waiver No. 7 thereto, Waiver No. 8 thereto, and Amendment No. 6 and Waiver No. 9 ("Waiver No. 9") thereto, and as otherwise modified and supplemented and in effect immediately prior to the effectiveness of Waiver No. 10, the “Credit Agreement”) between Morris Publishing, Morris Communications Company, LLC (“Morris Communications”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. Additional parties to the Waiver include the subsidiary guarantors of Morris Publishing, Morris Communications, MPG Newspaper Holding, LLC ("MPG Holding"), the parent of Morris Publishing, Shivers Trading & Operating Company, the parent of MPG Holding, and Morris Communications Holding Company, LLC, the parent of Morris Communications. The lenders party to the Credit Agreement are JPMorgan Chase Bank, N.A., The Bank of New York, SunTrust Bank, Wachovia Bank, N.A., Bank of America, N.A., General Electric Capital Corporation, Allied Irish Banks, P.L.C., RBS Citizens, N.A., Comerica Bank, US Bank, National Association, First Tennessee Bank, National Association, Webster Bank, National Association, Keybank National Association, Sumitomo Mitsui Banking Corporation, and Mizuho Corporate Bank, Ltd.

The Credit Agreement includes an event of default if Morris Publishing defaults in the payment when due of any principal or interest due on any other indebtedness having an aggregate principal amount of $5,000,000 or more (such as Morris Publishing’s $278,478,000 of 7% Senior Subordinated Notes due 2013 (the “Notes”)). Morris Publishing failed to pay the $9,746,730 interest payment due February 1, 2009 and the $9,746,730 interest payment due August 3, 2009 on the Notes. Waiver No. 10 waives any defaults that arose from the failure to make such interest payments on the Notes until 5:00 p.m. New York City time on August 21, 2009. However, the waiver will terminate earlier if Amendment No. 7 to the Forbearance Agreement (described below) is terminated or amended prior to such time or upon other defaults.

Waiver No. 10 also waives until August 21, 2009 any event of default that may have occurred consisting solely of the consolidated cash flow ratio of Morris Communications and Morris Publishing exceeding the applicable amount permitted under Section 6.06(a) of the Credit Agreement.

Also on August 14, 2009, Morris Publishing and Morris Publishing Finance Co., as issuers, and all other subsidiaries of Morris Publishing, as subsidiary guarantors, entered into Amendment No. 7 ("Amendment No. 7”) to the Forbearance Agreement dated as of February 26, 2009 (the “Forbearance Agreement”) with respect to the indenture relating to the Notes (the "Indenture") between the issuers, the subsidiary guarantors and US Bank Trust, N.A. (as successor to Wachovia Bank, N.A.), as Indenture Trustee, dated as of August 7, 2003. Morris Publishing failed to pay the $9,746,730 interest payment due February 1, 2009 and the $9,746,730 interest payment due August 3, 2009 on the Notes (the “Payment Defaults”). Pursuant to the Forbearance Agreement, the holders, their investment advisors or managers (the “Holders”) of over $226,000,000 of outstanding principal amount of the Notes (over 80% of the outstanding Notes), agreed not to take any action during the forbearance period (the “Forbearance Period”) as a result of the Payment Defaults to enforce any of the rights and remedies available to the Holders or the Indenture Trustee under the Indenture or the Notes, including any action to accelerate, or join in any request for acceleration of, the Notes. The Holders also agreed to request that the Indenture Trustee not take any such remedial action with respect to the Payment Defaults, including any action to accelerate the Notes during the Forbearance Period.

Under the Amendment No. 7, the "Forbearance Period" generally means the period ending at 5:00 p.m. EDT on August 21, 2009 (the "Expiration Time”), but could be terminated earlier for various reasons set forth in the Forbearance Agreement including if the lenders under the Credit Agreement accelerate the maturity of the obligations under the Credit Agreement, if Waiver No. 10 is terminated, upon the occurrence of any other default under the Indenture, or if Morris Publishing files for bankruptcy protection or breaches its covenants under the Forbearance Agreement.

Section 8	Other Events

Item 8.01	Other Events

On August 14, 2009, Morris Publishing issued a press release announcing that it has obtained forbearance until August 21, 2009 with respect to its failure to make interest payments on its senior subordinated notes. Holders of more than 80 percent of the outstanding amount of senior subordinated notes agreed to the forbearance.

The lenders party to the Credit Agreement also agreed to waive until August 21, 2009 the cross default arising from the overdue interest payments on the senior subordinated notes.

A copy of Morris Publishing’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2009	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer